EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in this Post-Effective Amendment No. 3 on Form S-3 to Form S-1 (File No. 333-124638) of ATS Corporation (formerly known as Federal Services Acquisition Corporation) of our report dated March 20, 2007, with respect to audits of the financial statements of ATS Corporation, as of December 31, 2006 and for the year ended December 31, 2006 and the period from April 12, 2005 (date of inception) through December 31, 2005 included in the Annual Report (Form 10-K), as amended, for the year-ended December 31, 2007.

We also consent to the reference to our firm in the Registration Statement on Form S-3 under the caption “Experts.”

/s/ Eisner LLP
New York, New York
April 7, 2008